UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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SUPERIOR BANCORP

(Name of Registrant as Specified in Its Charter)

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SUPERIOR BANCORP
17 North 20th Street
Birmingham, Alabama 35203

March 20, 2009

Dear Stockholder:

On behalf of the Board of Directors and management of Superior Bancorp, we cordially invite you to attend the Annual Meeting of Stockholders to be held at our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, on April 22, 2009, at 10:00 a.m. Central Time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, please mark, sign, date and return the enclosed proxy as soon as possible in the envelope provided or vote over the Internet or by telephone. If you attend the Annual Meeting, which we hope you will, you may vote in person even if you have previously mailed a proxy card or voted over the Internet or by telephone.

Sincerely,

C. Stanley Bailey
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 2009
PROXY STATEMENT For 2009 Annual Meeting of Stockholders to be Held on April 22, 2009
INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NUMBER ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
PROPOSAL NUMBER TWO AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL NUMBER THREE RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE (1)
PROPOSAL NUMBER FOUR ADVISORY VOTE ON COMPENSATION OF EXECUTIVE OFFICERS
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING OF STOCKHOLDERS
ANNUAL REPORTS
OTHER BUSINESS
ANNEX A
PROPOSED AMENDMENT TO ARTICLE IV, SECTION 4.1 AND SECTION 4.4 OF THE RESTATED CERTIFICATE OF INCORPORATION OF SUPERIOR BANCORP, AS APPROVED BY THE BOARD OF DIRECTORS ON JANUARY 29, 2009

SUPERIOR BANCORP
17 North 20th Street
Birmingham, Alabama 35203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 22, 2009

To the Stockholders of Superior Bancorp:

You are hereby notified that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Superior Bancorp, a Delaware corporation, will be held at our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, on April 22, 2009, at 10:00 a.m. Central Time, for the following purposes:

1. To elect 13 directors to serve for a term expiring at the 2010 Annual Meeting or until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

2. To amend Superior Bancorp’s Certificate of Incorporation to increase the number of shares of authorized common stock from 15 million to 20 million.

3. To ratify the appointment of Grant Thornton LLP as Superior Bancorp’s registered independent public accounting firm.

4. To approve a non-binding, advisory proposal on the compensation of Superior Bancorp’s executive officers.

5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting; however, only stockholders of record at the close of business on March 2, 2009, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. Regardless of whether you plan to attend the meeting, please mark, sign, date and return the enclosed proxy in the enclosed prepaid envelope as soon as possible or vote in advance over the Internet or by telephone as instructed in the proxy statement. If you attend the annual meeting in person, you may revoke your proxy and vote in person. Attendance at the meeting does not of itself revoke your proxy.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on April 22, 2009. The Proxy Statement and the accompanying proxy materials for the year ended December 31, 2008 are also available at http://www.superiorbank.com/proxymaterials.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at Superior Bancorp’s principal executive offices at 17 North 20th Street, Birmingham, Alabama, from April 10, 2009 through April 22, 2009, and the list shall be available for inspection at the Annual Meeting by any stockholder who is present.

By Order of the Board of Directors

William H. Caughran
Secretary

DATED: March 20, 2009

SUPERIOR BANCORP
17 North 20th Street
Birmingham, Alabama 35203

PROXY STATEMENT
For 2009 Annual Meeting of Stockholders
to be Held on April 22, 2009

INTRODUCTION

We are furnishing this Proxy Statement to the holders of Superior Bancorp common stock, par value $.001 per share, in connection with our solicitation of proxies to be used at the 2009 Annual Meeting of Stockholders to be held on Wednesday, April 22, 2009, at 10:00 a.m., Central Time, at our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203 (the “Annual Meeting”) and any adjournment thereof. The enclosed proxy is solicited on behalf of our Board of Directors. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about March 20, 2009.

On May 18, 2006, Superior Bancorp changed its name from The Banc Corporation. Superior Bancorp’s subsidiary, Superior Bank, had changed its name from The Bank on January 1, 2006. All references in this Proxy Statement to Superior Bancorp and Superior Bank for periods prior to those dates shall be deemed to refer to their respective predecessor organizations.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on March 2, 2009, are entitled to receive notice of and to vote at the Annual Meeting. Our only class of stock entitled to vote on the matters that we anticipate will be acted upon at the Annual Meeting is our common stock, par value $.001 per share. As of the close of business on March 2, 2009, the number of shares of common stock outstanding and entitled to vote at the Annual Meeting was 10,099,893. Each share of common stock is entitled to one vote on all matters. There are no cumulative voting rights.

Vote Required

Before any business may be transacted at the Annual Meeting, a quorum must be present. A majority of our outstanding shares of common stock which are entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business. Assuming a quorum is present,

•	The election of directors (Proposal Number One) requires a plurality of the votes cast. This means that the 13 director nominees receiving the most votes will be elected. Shares not voted, and properly voted proxies to “withhold authority,” will result in a nominee receiving fewer votes, but will not be treated as votes against a nominee.

•	The proposed amendment to our Restated Certificate of Incorporation (Proposal Number Two) requires approval by the holders of a majority of our issued and outstanding shares of common stock. If you are present in person or represented by proxy at the meeting and you abstain from voting on Proposal Number Two, your abstention will have the same effect as a vote against the proposal. Your failure to attend the Annual Meeting or to be represented at the meeting by proxy will also have the same effect as a vote against Proposal Number Two.

•	Ratification of the appointment of Grant Thornton LLP as Superior Bancorp’s independent auditors (Proposal Number Three) requires the affirmative vote of a majority of shares present in person or that are represented by proxy at the Annual Meeting. If you are present in person or represented by proxy at the meeting and you abstain from voting on Proposal Three, your abstention will have the same effect as a vote against the proposal.

•	Advisory approval (i.e. nonbinding) of the compensation of executive officers (Proposal Number Four) requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker nonvotes will not be counted as votes cast and therefore will not affect the determination as to whether the executive compensation is approved. Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted as votes cast on any matter. However, with respect to Proposal Numbers Two and Three, abstentions and broker non-votes will have the same effect as a vote against the proposals.

How to Vote Your Shares

To vote at the Annual Meeting, you may attend the Annual Meeting and vote your shares in person or you may vote in advance of the Annual Meeting by Internet, telephone or mail as explained below. Even if you plan to attend the Annual Meeting, we urge you to vote in advance. If you own shares in record name, you may cast your advance vote in one of three ways:

•	Vote by Internet: You can choose to vote your shares over the Internet website listed on the enclosed proxy card. This website will give you the opportunity to make your selections and confirm that your instructions have been followed. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offers access to the Internet. If you vote via the Internet, you do not need to return the proxy card.

•	Vote by Telephone: You can also vote by phone at any time by calling the toll-free number (for residents of the United States) listed on the enclosed proxy card. To vote by telephone, dial the toll-free number and follow the simple recorded instructions. If you vote by telephone, you do not need to return the proxy card.

•	Vote by Mail: If you choose to vote by mail, simply mark the proxy card, and then date, sign, and return it in the postage pre-paid envelope provided.

Stockholders who hold shares beneficially in street name through a nominee (such as a broker) may vote by telephone or the Internet as well as by mail following the instructions on your voting instruction form.

If instructions are given in any of the three ways listed above and are received by Superior Bancorp before or at the Annual Meeting, and are not revoked, then the shares of common stock represented thereby will be voted as specified. If no specification is made, then shares of common stock represented by the proxy will be voted in accordance with the recommendations of the Board of Directors.

How to Revoke Your Proxy

Sending in a signed proxy card will not affect your right to attend the Annual Meeting and vote in person. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	giving written notice to the Secretary of Superior Bancorp that you wish to revoke your proxy,

•	executing and delivering to the Secretary of Superior Bancorp a later-dated proxy (including by Internet or telephone vote), or

•	attending, giving notice that you wish to revoke your proxy and voting in person at the Annual Meeting.

Solicitation

We will bear the costs of soliciting proxies. We have engaged Georgeson, Inc. to aid in the solicitation of proxies, for which we will pay a fee of approximately $7,500 plus reimbursement of expenses. Some of our officers and employees (or those of our subsidiaries) may use their personal efforts to make additional requests for the return of proxies by telephone, mail or otherwise and may receive proxies on our behalf. They will receive no additional compensation for making any solicitations. We expect to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matters, other than those set forth in the foregoing Notice of Annual Meeting of Stockholders, that may be brought before the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best of our knowledge, certain information regarding our beneficial stock ownership as of March 2, 2009, by: (a) each of our current directors, our Chief Executive Officer and our other current executive officers, (b) all current directors and executive officers as a group, and (c) each stockholder known by us, based solely upon a review of filings made with the SEC, to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him. None of the shares are pledged as security for indebtedness unless otherwise indicated.

			Percentage (1)(2)
	Number of Shares of		Of Common
Name	Common Stock		Stock Owned

Directors and Executive Officers:
C. Stanley Bailey	239,207	(3)	2.33%
Roger D. Barker	20,996	(4)	*
William H. Caughran	7,094	(5)	*
Rick D. Gardner	104,676	(6)	1.03%
Thomas E. Jernigan, Jr.	71,569	(7)	*
James Mailon Kent, Jr.	110,992	(8)	1.10%
Mark A. Lee	385,467	(9)	3.82%
James M. Link	7,019	(10)	*
Peter L. Lowe	25,807		*
John C. Metz	91,355	(11)	*
D. Dewey Mitchell	67,535	(12)	*
Barry Morton	83,290	(13)	*
Robert R. Parrish, Jr.	21,395	(14)	*
Charles W. Roberts, III	17,957		*
C. Marvin Scott	129,464	(15)	1.27%
James A. White	0		*
James C. White, Sr.	7,390	(16)	*
All executive officers and directors as a group (18 persons)	1,391,213	(17)	13.27%

Stockholders:
K. Earl Durden (18)	1,115,556	(19)	10.04%

*	Less than 1%

(1)	Except as otherwise noted herein, percentage is determined on the basis of 10,099,893 shares of Superior Bancorp common stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of common stock subject to currently exercisable options or warrants. Unless otherwise indicated, the address of each person is c/o Superior Bancorp, 17 North 20th Street, Birmingham, Alabama 35203.

(2)	Ownership percentage for each named individual is calculated by treating any shares subject to options or warrants that are held by the named individual and that are exercisable within the next 60 days as if outstanding, but treating such option or warrant shares held by others and treating shares subject to options or warrants held by the named individual but not exercisable within 60 days as not outstanding. If ownership of restricted stock is shown, the individual has sole voting power, but no power of disposition.

(3)	Includes 177,992 shares subject to options that are exercisable within 60 days and 2,619 shares held for his benefit by employee benefit plans.

(4)	Includes 5,000 shares subject to options that are exercisable within 60 days.

(5)	Includes 22 shares held as co-trustee of a trust, 215 shares held by his spouse, 1,062 shares of restricted stock over which he has voting power but not investment power, and 3,686 shares held for his benefit by employee benefit plans.

(6)	Includes 88,996 shares subject to options that are exercisable within 60 days and 380 shares held for his benefit by employee benefit plans.

(7)	Includes 7,500 shares subject to options that are exercisable within 60 days and 54,298 shares held by a trust of which he is the beneficiary.

(8)	Includes 7,500 shares subject to options that are excisable within 60 days.

(9)	Includes 381,265 shares held by a limited liability company.

(10)	Includes 1,250 shares subject to options that are exercisable within 60 days.

(11)	Includes 1,447 shares held in his spouse’s IRA.

(12)	Includes 36,578 shares held by a corporation of which he is a controlling shareholder and 3,645 shares held for his benefit by an employee benefit plan.

(13)	Includes 5,000 shares subject to options that are exercisable within 60 days.

(14)	Includes 1,250 shares subject to options that are excisable within 60 days and 13,921 shares held for his benefit by an employee benefit plan.

(15)	Includes 88,996 shares subject to options that are exercisable within 60 days and 2,219 shares held for his benefit by employee benefit plans.

(16)	Includes 1,250 shares subject to options that are exercisable within 60 days.

(17)	Includes 384,734 shares subject to options that are exercisable within 60 days.

(18)	Mr. Durden’s address is 2605 Thomas Drive, Panama City, Florida 32408.

(19)	Includes 1,000,000 shares subject to warrants that are exercisable within 60 days and 8,125 shares subject to options that are exercisable within 60 days.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

Under our Restated Certificate of Incorporation and Bylaws, each member of our Board of Directors stands for election annually. The Board of Directors has recommended the election of the nominees for director identified below, to serve for a term expiring at the 2010 Annual Meeting or until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

The Board of Directors has no reason to believe that any of the persons named will be unable to serve if elected. If any nominee is unable to serve as a director, the enclosed Proxy will be voted for a substitute nominee selected by the Board of Directors. The election of directors requires a plurality of the votes cast by the holders of our common stock. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the 13 director nominees receiving the most votes will be elected. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors.

Nominees for Director

For each nominee’s beneficial ownership of common stock, see “Security Ownership of Certain Beneficial Owners and Management” above. Set forth below is certain additional information regarding each nominee:

Name(1)	Age	Position with Superior Bancorp

C. Stanley Bailey	59	Chairman & Chief Executive Officer; Director
Roger D. Barker	61	Director
Rick D. Gardner	49	Chief Operating Officer; Director
Thomas E. Jernigan, Jr.	43	Director
James Mailon Kent, Jr.	68	Director
Mark A. Lee	50	Director
Peter L. Lowe	70	Director
John C. Metz	69	Director
D. Dewey Mitchell	52	Director
Robert R. Parrish, Jr.	54	Director
Charles W. Roberts, III	55	Director
C. Marvin Scott	59	President; Director
James C. White, Sr.	61	Director

(1)	Directors Barker, Jernigan and White are members of the Audit Committee; Directors Lee and Metz are members of the Compensation Committee; Director Roberts is a member of the Nominating and Corporate Governance Committee. Current director James M. Link, who is not standing for re-election at the Annual Meeting, is also a member of the Compensation and Nominating and Corporate Governance Committees. Current director Barry Morton, who is not standing for re-election at the Annual Meeting, is also a member of the Nominating and Corporate Governance Committee.

C. Stanley Bailey joined Superior Bancorp as Chief Executive Officer and a Director in January 2005. During 2004, he was Chairman and Chief Executive Officer of Silver Acquisition Corp., Overland Park, Kansas. Mr. Bailey was founder, chairman and chief executive officer of Superior Financial Corp., Little Rock, Arkansas, a financial services company, from late 1997 until the sale of the company in late 2003. From 1971 through 1997, he served in various executive management positions with AmSouth Bancorporation, Birmingham, Alabama and Hancock Holding Company, Gulfport, Mississippi, a bank holding company.

Roger D. Barker has been Senior Vice President and Chief Financial Officer of the Buffalo Rock Company, a distributor and bottler of soft drink products, for over five years. He has been a director of Superior Bancorp since December 2003 and began serving as a director of Superior Bank in 1998.

Rick D. Gardner joined Superior Bancorp as Chief Operating Officer in January 2005 and was elected as a director in June 2005. During 2004, he was Chief Operating Officer of Silver Acquisition Corp., Overland Park, Kansas. Mr. Gardner was an officer of Superior Financial Corp., Little Rock, Arkansas, from 1998 through late 2003, serving as Chief Administrative Officer and, previously, as Chief Financial Officer. From 1981 through 1998, he served first as an accountant with Grant Thornton and then in various executive management positions with Metmor Financial, Overland Park, Kansas, and First Commercial Mortgage Company, Little Rock, Arkansas.

Thomas E. Jernigan, Jr. has been the President of Marathon Corporation, a privately held investment management company based in Birmingham, Alabama, for over five years. He has been a director of Superior Bancorp since September 1998.

James Mailon Kent, Jr. has been the owner of Mailon Kent Insurance Agency in Birmingham, Alabama for over 20 years. He has been a director of Superior Bancorp since September 1998.

Mark A. Lee has served as President of Forest Hill Capital, LLC, a private investment advisory firm in Little Rock, Arkansas, for the past eight years. Prior to that time, Mr. Lee spent 16 years with Morgan Keegan and Company, Memphis, Tennessee, in various positions. Mr. Lee has been a director of Superior Bancorp since January 2008.

Peter L. Lowe is the President of G.W. Jones & Sons Real Estate Investment Company, Inc., Huntsville, Alabama. Mr. Lowe has been a director of Superior Bancorp since July 2007.

John C. Metz is the Chairman, and Chief Executive Officer of Metz & Associates, a food service management company located in Dallas, Pennsylvania, which he founded in 1994. Mr. Metz has been a director of Superior Bancorp since July 2007.

D. Dewey Mitchell is a co-owner of Capstone Tropical Holdings, Inc., New Port Richey, Florida, a holding company for a number of real-estate related businesses in the Tampa Bay area. Mr. Mitchell served as a director of Kensington Bankshares, Inc., Tampa, Florida, from its founding until its merger with Superior Bancorp in 2006, at which time became a director of Superior Bancorp.

Robert R. Parrish, Jr. is president and owner of Parrish Group, Inc. of Tallahassee, Florida, a holding company for companies involved in real estate development, construction and sales in the Capitol Region of Florida. Mr. Parrish has served in such capacities for Parrish Group and its predecessors for more than 20 years. Mr. Parrish has been a director of Superior Bancorp since November 2005.

Charles W. Roberts, III has been the President of C.W. Roberts Contracting, Inc., a road construction company in Tallahassee, Florida, since 1976. Mr. Roberts has been a director of Superior Bancorp since January 2008.

C. Marvin Scott joined Superior Bancorp as President in January 2005 and was elected as a director in June 2005. During 2004, he was President of Silver Acquisition Corp., Overland Park, Kansas. Mr. Scott served as President and Chief Operating Officer of Superior Financial Corp., Little Rock, Arkansas, from April 1998 through late 2003. From 1971 through 1997, he served in various executive management positions with Crestar, a Richmond, Virginia-based bank holding corporation, AmSouth Bank and Hancock Holding Company. From February 1996 until January 1998, he was Chief Retail Officer and Senior Vice President of Hancock Holding Company, and he was previously Executive Vice President — Consumer Banking at AmSouth Bank.

James C. White, Sr. has served as Managing Partner of Banks, Finley, White & Co., Certified Public Accountants, Birmingham, Alabama, one of the nation’s largest and oldest minority-owned certified public accounting firms, since the firm’s inception in 1973. He has been a director of Superior Bancorp since June 2005, and previously served as a director of Superior Bank.

The Board of Directors unanimously recommends a vote FOR the election of all nominees identified above. The enclosed Proxy will be voted in favor of those nominees unless other instructions are given.

Executive Officers

The following table sets forth certain information about our current executive officers:

Name	Age	Position

C. Stanley Bailey	59	Chief Executive Officer; Director
William H. Caughran	52	General Counsel and Secretary
Rick D. Gardner	49	Chief Operating Officer; Director
C. Marvin Scott	59	President; Director
James A. White	65	Chief Financial Officer

Information concerning Mr. Bailey, Mr. Gardner and Mr. Scott is set forth above under “Nominees for Director.”

William H. Caughran was named General Counsel of Superior Bancorp in November 2006 upon completion of Superior Bancorp’s acquisition of Community Bancshares, Inc., Blountsville, Alabama. Mr. Caughran became General Counsel of Community Bank in 1998 and Community Bancshares, Inc. in 2002. From 1986 to 1998 Mr. Caughran served as in-house counsel to AmSouth Bank, Birmingham, Alabama.

James A. White became Chief Administrative Officer of Superior Bancorp on September 8, 2008, and was named Chief Financial Officer on October 23, 2008. Mr. White served as the Chief Financial Officer of BankAtlantic Bancorp, Fort Lauderdale, Florida, from 2000 to 2007. Prior to that time he served as the Chief Financial Officer of BOK Financial Corporation, Tulsa, Oklahoma, from 1990 to 2000. From 1987 to 1990 Mr. White was the President and Chief Executive Officer and from 1975 to 1987 he was the Chief Financial Officer of First National Bank and Trust of Tulsa, Oklahoma.

Executive officers are elected by the Board of Directors to one-year terms. There are no family relationships among any of our directors or executive officers.

Certain Information Concerning the Board of Directors and its Committees

The Board of Directors held a total of six meetings and acted by unanimous written consent one time during 2008. During 2008, each of the directors attended at least 75% of the aggregate of (i) the total number of Board of Directors meetings and (ii) the total number of meetings held by all Board committees of Superior Bancorp on which he served during the period for which he or she was serving as a director or committee member. The Board of Directors has determined that the following 11 directors are “independent directors” under Rule 4200 of the NASDAQ Stock Market Marketplace Rules during 2008: Messrs. Barker, Jernigan, Kent, Lee, Link, Metz, Mitchell, Morton, Parrish, Roberts and White. An independent director is free of any relationship with Superior Bancorp or its management that may impair the director’s ability to make independent judgments. Our non-employee directors periodically meet in executive session without the management directors. There is no policy requiring the directors to attend meetings of stockholders. Seven of the 15 members of the Board of Directors at that time attended the 2008 Annual Meeting.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee.  The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements. Among other things, the Audit Committee is responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm, reviews significant audit and accounting policies and practices, meets with our independent registered public accounting firm concerning, among other things, the scope of audits and reports, approves the provision of services by our independent registered public accounting firm and reviews the performance of overall accounting and financial controls. The Audit Committee currently comprises Messrs. Barker (Chair), Jernigan and White. During 2008, there were eight meetings of the Audit Committee. See “Report of the Audit Committee.”

Each of the members of the Audit Committee is an independent director, as defined under NASDAQ Rule 4200, and meets the standards required by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The

Board of Directors has determined that each of Mr. Barker and Mr. White qualifies as an “audit committee financial expert”, under the Rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter, a copy of which is available on our website at www.superiorbank.com.

Compensation Committee.  The Compensation Committee is responsible for reviewing the performance of all of our officers and recommending to the Board of Directors annual salary and bonus amounts for them. The Compensation Committee also administers the Superior Bancorp 2008 Incentive Compensation Plan, the Third Amended and Restated 1998 Incentive Stock Plan of The Banc Corporation, and the Commerce Bank of Alabama Stock Option Plan. The Compensation Committee currently comprises Messrs. Link (Chair), Lee and Metz, all of whom are independent directors as defined under NASDAQ Rule 4200. During 2008, the Compensation Committee held five meetings. The Compensation Committee operates under a written charter which is available on our website at www.superiorbank.com. See “Executive Compensation and Other Information — Compensation Discussion and Analysis — Compensation Committee Report on Executive Compensation.”

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee recommends to the Board of Directors and evaluates potential candidates to serve as directors of Superior Bancorp. The Nominating and Corporate Governance Committee consists of Messrs. Morton (Chair), Link and Roberts. Each of the voting members of the Committee is an independent director, as defined under NASDAQ Rule 4200. The Nominating and Corporate Governance Committee met one time during 2008.

The Nominating and Corporate Governance Committee has a written charter which is available on our website at www.superiorbank.com. The Committee is charged with developing and recommending criteria to be considered in identifying and evaluating potential candidates to serve as directors of Superior Bancorp as well as establishing policies and procedures for identifying, recruiting, interviewing and recommending to the Board qualified candidates to serve as directors. The Committee is also responsible for developing and recommending to the Board criteria to be used in reviewing and evaluating candidates recommended by shareholders of Superior Bancorp and is responsible for reviewing and evaluating such candidates and making recommendations to the Board.

In evaluating and recommending director nominees, the Committee does not rely on a fixed set of qualifications, but instead attempts to identify nominees with (i) a broad range of business experience consistent with Superior Bancorp’s strategic focus and its stockholder interest, (ii) the ability to dedicate the time and resources necessary for service on the Board of Directors, and (iii) familiarity with the primary geographic markets served by Superior Bancorp. In addition, the Committee is charged with ensuring that at least a majority of our directors satisfy the director independence requirements imposed by the NASDAQ Marketplace Rules. In evaluating director nominees, including incumbent directors and any nominees recommended by stockholders, the Committee considers a nominee’s business experience and skills, character, judgment, leadership experience, familiarity with community banking issues, knowledge of our geographic markets and relevant issues therein, and such other criteria as the Committee may deem relevant and appropriate based on the composition of the Board of Directors and the strategic goals of Superior Bancorp at the time in question.

The Committee will consider recommendations for director nominees submitted by stockholders. In order for the Committee to evaluate the nominees properly, such nominations should be received by the Committee no later than 60 days prior to the meeting at which the election is to be held and should set forth (a) as to each person the stockholder proposes to nominate for election or re-election as a director (i) the person’s name, age, business address, and residence address, (ii) the person’s principal occupation or employment, (iii) the class and number of shares of Superior Bancorp capital stock that the person beneficially owns and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class or series and number of shares of capital stock of Superior Bancorp that are owned beneficially or of record by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such notice, and (v) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The stockholder should also send to the Committee a written consent of each person proposed to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. Stockholders wishing to recommend potential director nominees should write to the Committee in care of William H. Caughran, Secretary, Superior Bancorp., 17 North 20th Street, Birmingham, Alabama 35203.

Stockholder Communications with the Board

The Board of Directors provides a process for stockholders to send communications to the Board of Directors. Stockholders may send written communications to the Board of Directors addressed to the Board of Directors (or to an individual director), Attention: Secretary, Superior Bancorp., 17 North 20th Street, Birmingham, Alabama 35203. All communications will be compiled by the Secretary and submitted to the Board of Directors or the individual directors.

Director Compensation

The following table presents information concerning the compensation paid to non-employee directors of Superior Bancorp during 2008:

Director Compensation

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	($)	($)	($)

Roger D. Barker	—	$31,000	$655	—	—	—	$31,655
K. Earl Durden	—	$8,500	—	—	—	—	$8,500
Thomas E. Jernigan, Jr.	—	$24,000	$655	—	—	—	$24,655
James Mailon Kent, Jr.	—	$26,500	$655	—	—	—	$27,155
Mark A. Lee	—	$22,000	$3,031	—	—	—	$25,031
James M. Link	—	$20,000	$655	—	—	—	$20,655
Peter L. Lowe	—	$24,000	$6,871	—	—	—	$30,871
John C. Metz	—	$24,500	$6,871	—	—	—	$31,371
D. Dewey Mitchell	—	$24,000	$9,423	—	—	—	$33,423
Barry Morton	—	$18,500	$655	—	—	—	$19,155
Robert R. Parrish, Jr.	—	$23,500	$655	—	—	—	$24,155
Charles W. Roberts III	—	$19,000	$3,031	—	—	—	$22,031
James C. White, Sr.	—	$27,000	$655	—	—	—	$27,655

(1)	Amounts in this column represent the grant date fair value of shares of Superior Bancorp common stock granted to the director in payment for director fees.

(2)	Amounts in this column are the amounts recognized by Superior Bancorp in its financial statements as expenses for 2008 in connection with stock options granted in 2008 or prior years. Mr. Lowe and Mr. Metz were each granted options in 2007, and Mr. Mitchell was granted options in 2006, to purchase 1,250 shares of Superior Bancorp common stock in connection with each individual’s election to the board of directors. The grant date fair value of the option awards to Mr. Lowe, Mr. Metz, and Mr. Mitchell were $17,084, $17,084 and $19,575, respectively. In April, 2008, Mr. Lee and Mr. Roberts were each granted options to purchase 1,250 shares of Superior Bancorp common stock in connection with their election to the board of directors. The grant date fair market value of the option awards to each of Mr. Lee and Mr. Roberts was $8,722. In July, 2008, each of Mr. Barker, Mr. Jernigan, Mr. Kent, Mr. Lee, Mr. Link, Mr. Lowe, Mr. Metz, Mr. Mitchell, Mr. Morton, Mr. Parrish, Mr. Roberts, and Mr. White was granted options to purchase 1,250 shares of Superior Bancorp common stock. The grant date fair market value of the July 2008 option awards to each of those directors was $4,718.

Non-employee directors receive an annual retainer of $10,000, payable in quarterly installments, meeting fees of $1,500 per Board meeting, and committee meeting fees of $1,500 per meeting for committee chairs and $1,000 per meeting for committee members, and have the option of receiving such retainer and fees in cash or common stock. All directors have elected to receive their compensation in common stock.

Deferred Compensation Agreement.  Effective July 31, 2005, all director deferred compensation arrangements, other than Mr. Kent’s, were terminated and the directors accepted shares of our common stock having a value equal to their deferral accounts in full satisfaction of our liabilities under those arrangements. Mr. Kent, who was fully vested in his benefits under his deferred compensation arrangement, agreed to its termination effective January 1, 2006 in exchange for our agreement to fund a new deferred compensation arrangement for him in the amount of $154,547, representing the then-current present value of the amounts he would have received. Under this new arrangement, such amount is deemed to be invested in specified benchmark funds or indices, and Mr. Kent is entitled to receive benefits based upon the value of his deemed investment account after giving effect to deemed investment gains and losses on the account. Mr. Kent may elect to receive such benefits in five or ten annual installments or in a lump sum beginning in 2011 or 2016, at his election, subject to earlier termination of the arrangement.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, including our principal executive, financial and accounting officers. The code of ethics requires, amongst other things, that our employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the best interests of Superior Bancorp A copy of our code of ethics is available on our website, www.superiorbank.com. We intend to disclose information about any amendments to, or waivers from, our code of ethics that are required to be disclosed under applicable Securities and Exchange Commission regulations by providing appropriate information on our website. If at any time our code of ethics is not available on our website, we will provide a copy of it free of charge upon written request.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish Superior Bancorp with copies of all Section 16(a) forms that they file. Based on a review of the copies of the forms furnished to us, or written representations that no reports on Form 5 were required, we believe that during 2008, all of our officers, directors and greater-than-10% beneficial owners complied with all applicable filing requirements except as set forth in the following paragraph.

Mr. Roberts filed an amended Form 4 in February, 2008, reporting an open market purchase of 1,250 shares (adjusted for the 1-for-4 reverse split in April 2008) of Superior Bancorp common stock which was inadvertently omitted from a timely filed Form 4.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation program for (a) our principal executive officer, (b) our principal financial officer, and (c) the three other most highly compensated executive officers of Superior Bancorp during the year ended December 31, 2008. These executive officers are referred to collectively as the “named executive officers.” For a summary of the amount of compensation paid to the named executive officers in 2008, please see “Summary of Cash and Certain Other Compensation” below.

Compensation Philosophy and Policies for Executive Officers

Superior Bancorp’s Board of Directors has established a Compensation Committee which is responsible for determining the compensation of all officers, including the named executive officers. See “Certain Information Concerning the Board of Directors and its Committees.” The Compensation Committee’s objective is to compete effectively for the services of qualified officers and key employees, to give those employees appropriate incentive to pursue the maximization of long-term stockholder value, and to recognize those employees’ success in achieving both qualitative and quantitative goals for the benefit of Superior Bancorp.

The Compensation Committee believes that executives of Superior Bancorp should be rewarded based upon their success in meeting certain operational goals, improving earnings and generating returns for stockholders. The Compensation Committee strives to establish levels of compensation that take these factors into account and provide appropriate recognition for past achievement and incentive for future success. The Compensation Committee recognizes that the market for executives with expertise and experience in the banking industry is highly competitive. In order to attract and retain qualified executives, the Compensation Committee believes that Superior Bancorp must offer compensation at competitive levels. In addition, the Compensation Committee believes that Superior Bancorp’s stock incentive plans offer its executives meaningful equity participation in Superior Bancorp’s common stock. The Compensation Committee feels that the combination of cash compensation and equity participation will be effective in stimulating Superior Bancorp’s executives to meet both long-term and short-term goals.

The role of management in determining executive compensation is limited to gathering information for the Compensation Committee. For example, compensation data regarding selected peer companies is compiled by management. See “Benchmarking.” The Compensation Committee receives the information from management and then determines how it will utilize such information in the committee’s decision-making process. The Compensation Committee does not delegate to any other committee or individual its authority to determine the compensation of the executive officers of Superior Bancorp.

The American Recovery and Reinvestment Act of 2009 (“ARRA”) has directed the United States Treasury Department to implement “compensation standards” for Capital Purchase Program participants. It is not clear at this time what those standards will be. The Compensation Committee will consider any compensation standards which are adopted and will determine how and if they impact Superior Bancorp’s executive compensation program. For an in-depth explanation of the recently enacted rules and the effect of those rules on Superior Bancorp, please see “Effects of Recent Legislation on Executive Compensation.”

Benchmarking

To assist the Compensation Committee in determining competitive levels of compensation, the Committee reviews external compensation studies as well as compensation data for selected positions compiled internally from proxy statements for selected peer companies. The most recent peer group was composed of the following financial institutions: Bank of the Ozarks, Inc. (Little Rock, AR), Capital City Bank Group (Tallahassee, FL), Fidelity Southern Corporation (Atlanta, GA), First Bancorp, Inc. (Troy, NC), Hancock Holding Company (Gulfport, MS), IberiaBank Corporation (Lafayette, LA), Seacoast Banking Corporation of Florida (Stuart, FL), Simmons First National Corporation (Pine Bluff, AR), Trustmark Corporation (Jackson, MS), United Bankshares, Inc. (Charleston, WV) and WesBanco, Inc. (Wheeling, WV). Although the Compensation Committee does not maintain a formal record of, and has not established fixed targets for, where its compensation stands with respect to the peer companies, the Compensation Committee’s goal is for the compensation package provided to a Superior Bancorp officer to be comparable to, and consequently competitive with, the compensation provided by the peer companies for a similarly situated position.

Elements of Compensation

There are three primary components of Superior Bancorp’s executive compensation program: base salary, short-term incentive compensation and long-term incentive compensation. The Compensation Committee has not established a specific targeted mix of compensation between base salary and short-term and long-term incentives. Short-term incentives are based upon percentages of base salary and long-term incentives are determined based upon a targeted pool of equity. In addition to these primary forms of compensation, Superior Bancorp provides certain perquisites to its executive officers and maintains qualified retirement plans in which its executive officers participate.

Base Salary:  The Compensation Committee endeavors to establish base salary levels for executives that are consistent and competitive with those provided for similarly situated executives of other publicly held financial institutions of similar size and in similar geographic markets, taking into account each executive’s areas and level of responsibility. As noted above, the Committee utilizes data for peer companies in making its determination. For 2008 the Committee determined that the salary of Mr. Bailey would increase from $450,000 to $475,000, the salary of Mr. Scott would increase from $350,000 to $370,000, the salary of Mr. Gardner would increase from $300,000 to $320,000, the salary of Mr. Tarnakow would increase from $200,000 to $210,000, and the salary of Mr. Caughran would increase from $165,000 to $175,000 due to their contributions to Superior Bancorp. Mr. White joined Superior Bancorp in September of 2008 at an annual base salary of $275,000.

Short-Term Incentive Compensation:  The Compensation Committee has approved a Management Incentive Plan, which is intended to recognize and reward senior officers of Superior Bancorp and its subsidiaries and affiliates who have contributed to the enhancement of stockholder value through the achievement of corporate and personal performance goals during each plan year. Under the terms of the Management Incentive Plan, the Compensation Committee approves those officers selected to participate in the plan based upon the recommendation of the Chief Executive Officer. Participants are notified by February 15 of each plan year of their eligibility to participate in the plan for such year. For each year, the Compensation Committee will establish corporate financial and operational performance goals, and participants will jointly establish with their respective supervisors individual performance goals. Participants will be assigned to specific potential award levels ranging from 15% to 50% of their respective base salaries, and will be eligible to earn up to 125% of their potential award levels depending upon corporate performance. Awards will be made in a lump sum distribution by March 15 of the year following the plan year. The Compensation Committee has discretion to increase the earned award payment or award a discretionary payment in lieu of the award payment. The Compensation Committee did not exercise this discretion with respect to any of the named executive officers for 2008. The Compensation Committee makes a determination of awards based on the information available to it at the time. The Compensation Committee has no policy to adjust or recover awards or payments if the relevant company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Compensation Committee believes that the decision of whether a recovery is appropriate depends upon the facts and circumstances surrounding the restatement or adjustment. See “Effects of Recent Legislation on Executive Compensation.”

For 2008 the corporate performance goals consisted of five components: (1) net operating earnings for the year, weighted at 30%; (2) year-over-year growth in core deposits, weighted at 20%; (3) year-over-year loan growth, weighted at 20%; (4) the level of non-performing assets and net charge-offs at year end, weighted at 20%; and (5) the regulatory ratings assigned to Superior Bank, weighted at 10%. The potential award level for each of Mr. Bailey, Mr. Scott, Mr. Gardner and Mr. White was 50% of their respective base salaries as provided in their respective employment agreements with Superior Bancorp. See “Employment Agreements.” The potential award level for Mr. Caughran was 40% of his base salary. The Compensation Committee determined that each of the named executive officers was entitled to a payout for 2008; however, Mr. Bailey declined to accept any award. Mr. Scott, Mr. Gardner, Mr. White and Mr. Caughran received awards for 2008 of $77,700, $67,200, $15,104 and $38,500, respectively, representing approximately 21%-22% of their respective base salaries paid during 2008.

Long-Term Incentive Compensation:  In addition to cash incentive compensation, Superior Bancorp utilizes equity-based compensation in the form of stock options to encourage its executives to meet operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to Superior Bancorp’s success in enhancing its market value over time, the Compensation Committee believes that its stock option programs are effective in aligning the interests of management and stockholders.

Except for stock options granted to new employees as a condition of their employment, the Compensation Committee generally considers grants annually at its July meeting. The Compensation Committee establishes a target for its annual stock option grants. The amount of options for each individual is determined taking into account an executive’s current responsibilities and historical performance, as well as the executive’s contribution to Superior Bancorp’s results of operations. In evaluating award grants, the Compensation Committee considers prior grants and shares currently held, as well as the recipient’s success in meeting operational goals and the recipient’s level of responsibility. However, no fixed formula is utilized to determine particular grants. The Compensation Committee believes that the opportunity to acquire a significant equity interest in Superior Bancorp will be a strong motivation for the executives to pursue the long-term interests of Superior Bancorp and will promote longevity and retention of key executives. In July, 2008 the Compensation Committee granted options to purchase 2,750 shares of Superior Bancorp stock to each of Mr. Caughran and Mr. Tarnakow. No grants were made to Mr. Bailey, Mr. Scott or Mr. Gardner in 2008 in light of the grants which were made to each individual during 2005 as part of the inducement of each of these individuals to join the management team of Superior Bancorp. In October, 2008 the Compensation Committee granted options to purchase 25,000 shares of Superior Bancorp common stock to Mr. White in connection with his employment. See “Employment Agreements.”

Superior Bancorp encourages its executives to participate in the equity ownership of the company and seeks to facilitate this ownership through its long-term incentive program. However, Superior Bancorp has not established any security ownership requirements or guidelines for its executives.

Retirement Plans:

The retirement plans maintained by Superior Bancorp are tax-qualified plans in which named executive officers participate on the same terms as other full-time employees of Superior Bancorp. The company maintains a 401(k) plan pursuant to which it matches 100% of the first 3% and 50% of the next 2% of compensation contributed to the plan by the employee. During 2008 Superior Bancorp maintained an employee stock ownership plan (“ESOP”), which it acquired as a result of its merger with Community Bancshares, Inc. in 2006. Contributions to the ESOP are determined by the board of directors, but must be in an amount sufficient to enable the ESOP to service its debt. Superior Bancorp’s contributions to the 401(k) plan and ESOP for the benefit of the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table below.

Superior Bancorp also maintains a defined benefit pension plan which it acquired as a result of the merger with Community Bancshares, Inc. The pension plan has been frozen since December 31, 2003 so that no additional benefits are accruing under the plan. Superior Bancorp is required to make contributions in the plan in an amount sufficient to satisfy the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Mr. Caughran is the only named executive officer with an accrued benefit under the pension plan. See “Pension Benefits.”

Perquisites and Other Benefits:

Pursuant to the terms of their employment agreements, Mr. Bailey, Mr. Scott, Mr. Gardner and Mr. White each receive certain perquisites or other benefits. The Compensation Committee believes that all of these benefits are appropriate considering the level of responsibility of these officers. See “Summary Compensation Table — All Other Compensation.”

Effects of Recent Legislation on Executive Compensation

Emergency Economic Stabilization Act of 2008

On December 5, 2008, Superior Bancorp sold preferred stock and warrants to purchase common stock to the United States Treasury Department (“Treasury Department”) pursuant to the Treasury Department’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) which was authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”). Superior Bancorp’s participation in the CPP has the following effects on its compensation arrangements for its named executive officers for as long as the Treasury Department holds the preferred stock: (1) Superior Bancorp’s Compensation Committee must meet at least annually with Superior Bancorp’s senior risk officer and make reasonable efforts to ensure that its incentive compensation arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of Superior Bancorp; (2) Superior Bancorp must recover from named executive officers any bonus or other incentive compensation which was paid on the basis of materially inaccurate financial statements or other materially inaccurate performance metric criteria; (3) Superior Bancorp may not make any “golden parachute” payment to a named executive officer; and (4) Superior Bancorp may not claim a federal income tax deduction for compensation paid to a named executive officer in excess of $500,000. A golden parachute payment, as defined by EESA, is a payment that is made on account of severance of the named executive’s employment by reason of either involuntary termination by Superior Bancorp or in connection with bankruptcy, insolvency or receivership of Superior Bancorp if the amount of the payment exceeds three times the named executive’s average annual compensation includible in the named executive’s income for the five taxable years preceding the named executive’s termination of employment.

On December 5, 2008, each of the named executive officers executed a letter agreement with Superior Bancorp in which the named executive officer agreed that, for as long as the Treasury Department holds Superior Bancorp preferred stock, all contracts, plans and arrangements providing compensation to the named executive officer are amended to comply with the CPP requirements outlined above.

Treasury Department Guidelines Announced February 4, 2009

On February 4, 2009, the Treasury Department announced executive compensation guidelines (the “Treasury Guidelines”). The Treasury Guidelines contain expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. The Treasury Guidelines generally continue the existing restrictions under EESA and add substantially to them in several areas. Among other things, the Treasury Guidelines contemplate an absolute $500,000 annual compensation limit for senior executives. The Treasury Guidelines do not define which executives would be subject to this limit but do clarify that such limit would not apply to CPP participants unless they further participated in an exceptional assistance program or further participated in a generally available capital access program. As such, the compensation limit currently does not apply to Superior Bancorp. However, the Treasury Guidelines are general in nature and appear to contemplate new rulemaking by the Treasury Department before they become effective. Further, many, but not all, of the elements were incorporated into ARRA, discussed below.

American Reinvestment and Recovery Act of 2009

On February 17, 2009, President Obama signed into law the America Reinvestment and Recovery Act of 2009 (as previously defined “ARRA”). ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. These restrictions apply to us. ARRA amends the executive compensation and corporate governance provisions of EESA. In doing so it continues all the same compensation and governance restrictions and includes additional restrictions in several areas. Pursuant to ARRA, (1) the named executive officers, as well as the next five most highly compensated employees, may not receive a golden parachute payment (defined by ARRA to be any payment for departure from a company for any reason except for payments for services performed or benefits accrued), and (2) the named executive officers may receive incentive compensation only in the form of restricted stock in an amount which does not exceed one-third of the individual’s total annual compensation and does not fully vest until after the Treasury Department no longer holds preferred stock of Superior Bancorp (except for incentive compensation paid pursuant to a contract in effect before February 11, 2009). The Treasury Department is also required to review bonuses paid prior to the enactment of

ARRA and negotiate their repayment to the Treasury Department if they are deemed to be inconsistent with the purposes of ARRA or TARP or otherwise contrary to the public interest. Additionally, ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees. ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans. ARRA also requires that companies who participate in the CPP adopt a policy on luxury expenditures and submit their compensation of named executive officers to an annual non-binding stockholder vote; please see Proposal Number Four “Advisory Vote on Compensation of Executive Officers.”

The Compensation Committee has, and will continue to, consider all new limits on executive compensation and determine how they impact the our executive compensation program.

Tax and Accounting Considerations

The Omnibus Budget Reconciliation Act of 1993 contains a provision under which a publicly traded corporation is sometimes precluded from taking a federal income tax deduction for compensation in excess of $1,000,000 that is paid to the chief executive officer and the four other most highly-compensated executives of a corporation during its tax year. Compensation in excess of $1,000,000 continues to be deductible if that compensation is “performance based” within the meaning of that term under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). As outlined above (see “Effects of Recent Legislation on Executive Compensation”), Superior Bancorp may not claim a federal income tax deduction for compensation in excess of $500,000 paid to a named executive officer as a result of Superior Bancorp’s participation in the CPP. The Compensation Committee is aware of the potential effects of this restriction. The Committee has chosen not to distort its methodology and application of the factors it believes pertinent so as to ensure that all executive compensation is deductible. The Compensation Committee expects that Superior Bancorp will honor its obligations to the named executive officers under compensation arrangements approved by the Compensation Committee without regard to limitations on deductibility.

We account for all compensation paid in accordance with generally accepted accounting principles. The accounting treatment has generally not affected the form of compensation paid to the named executive officers.

Use of Contractual Arrangements

The Compensation Committee considers contractual arrangements to be an effective method of attracting and retaining the services of executives in critical positions. The terms of the company’s agreements are summarized under “Employment Agreements” and “Potential Payouts Upon Termination of Employment or Change in Control of Superior Bancorp.”

Compensation Committee Report on Executive Compensation (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee certifies that it has reviewed with Superior Bancorp’s senior risk officer the compensation arrangements of Superior Bancorp’s named executive officers and has made reasonable efforts to ensure that such arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of Superior Bancorp.

(1) The information under this caption is not “soliciting material” or material “filed” with the SEC, except (a) as otherwise required by the rules of the SEC or (b) as we may specifically so request or specifically incorporate it by reference in a filing with the SEC.

The foregoing report is submitted by the following directors of Superior Bancorp, comprising all of the members of the Compensation Committee of the Board of Directors as of December 31, 2008.

James M. Link, Chairman
Mark A. Lee
John C. Metz

Summary of Cash and Certain Other Compensation

The following table presents certain information concerning compensation paid or accrued for services rendered to Superior Bancorp in all capacities during the year ended December 31, 2008, for the named executive officers.

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred		All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation		Compensation	Total
Position Held	Year	($)	($)	($)(1)	($)(1)	($)	($)		($)(2)	($)

C. Stanley Bailey	2008	$475,000	—			—	—		$43,377	$518,377
Chairman and CEO	2007	$450,000	—	—	—	$108,000	—		$39,350	$597,350
	2006	$400,000	—	—	—	$190,000	—		$38,185	$628,185
C. Marvin Scott	2008	$370,000				$77,700	—		$33,234	$480,934
President	2007	$350,000	—	—	—	$84,000	—		$35,058	$469,058
	2006	$300,000	—	—	—	$144,000	—		$57,977	$501,977
Rick D. Gardner	2008	$320,000	—			$67,200	—		$20,245	$407,445
Chief Operating Officer	2007	$300,000	—	—	—	$72,000	—		$22,068	$394,068
	2006	$250,000	—	—	—	$120,000	—		$25,762	$395,762
James A. White Chief	2008	$71,923	—		$2,790	$15,104	—		$14,069	$103,886
Financial Officer	2007	—	—	—	—	—	—		—	—
	2006	—	—	—	—	—	—		—	—
William Caughran	2008	$175,000	—	$19,720	$13,872	$38,500	$6,707	(3)	$6,785	$260,584
General Counsel	2007	$165,000	$215,099	—	$5,180	—	$3,480	(3)	$5,656	$394,415
	2006	$165,000	—	—	—	—	$681	(3)	$13,678	$179,359
Mark Tarnakow Former	2008	$175,692	—	$31,552	$63,588	—	—		$262,260	$533,092
Chief Financial Officer(4)	2007	$131,539	—	—	$25,895	—	—		$8,043	$165,477
	2006	—	—	—	—	—	—		—

(1)	Amounts in these columns are the amounts recognized by Superior Bancorp in its financial statements as expense for the year shown in connection with outstanding stock options or restricted stock granted during that year or prior years. Mr. White, Mr. Caughran, and Mr. Tarnakow were granted options to purchase 25,000, 2,750, and 2,750 shares, respectively, of Superior Bancorp common stock in 2008. Mr. Caughran and Mr. Tarnakow were granted options to purchase 2,500 and 12,500 shares, respectively, of Superior Bancorp common stock in 2007. Mr. Caughran and Mr. Tarnakow were also granted 2,125 and 1,700 shares, respectively, of restricted stock in 2008 in lieu of a payment for 2007 under the Management Incentive Compensation Plan. The restricted stock vests over a two-year period, except that Mr. Tarnakow’s restricted stock was fully vested upon the termination of his employment with Superior Bancorp. See “Grant of Plan-Based Awards.” The key assumptions used in determining the amounts in this column are disclosed in Note 12 to the consolidated financial statements of Superior Bancorp and its subsidiaries contained in Superior Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Represents the following expenses paid or reimbursed by Superior Bancorp for executive officers in 2008: Mr. Bailey — country club expenses of $7,766, automobile expenses of $19,500, life insurance premiums of $1,508, reimbursement of $161 related to the payment of taxes, company contributions of approximately $9,292 to the company’s defined contribution retirement plans, and reimbursement of $5,150 of expenses in connection with the company’s use of an airplane owned by an entity controlled by Mr. Bailey; Mr. Scott —

country club expenses of $5,745, automobile expenses of $14,750, life insurance premiums of $2,773; reimbursement of $674 related to the payment of taxes, and company contributions of approximately $9,292 to the company’s defined contribution retirement plans; Mr. Gardner — automobile expenses of $9,750, life insurance premiums of $1,025, reimbursement of $178 related to the payment of taxes, and company contributions of approximately $9,292 to the company’s defined contribution retirement plans; Mr. White — automobile expenses of $1,569, and a relocation payment of $12,500; Mr. Caughran — company contributions of approximately $6,785 to the company’s defined contribution retirement plans; and Mr. Tarnakow — automobile expenses of 5,031, company contributions of approximately $7,229 to the company’s defined contribution retirement plans, and a severance payment of $250,000.

(3)	Represents the net change in the actuarial value of Mr. Caughran’s accumulated benefit under the Community Bancshares, Inc. Revised Pension Plan for the years indicated.

(4)	Mr. Tarnakow served as the principal financial officer of Superior Bancorp through October 22, 2008.

Grants of Plan-Based Awards

The following table contains information concerning compensation granted to the named executive officers during 2008 pursuant to incentive compensation plans of Superior Bancorp.

Grants of Plan-Based Awards

									All Other	All Other
									Stock Awards:	Option Awards:
		Estimated Future Payouts Under			Estimated Future Payouts				Number of	Number of	Exercise or	Grant Date
		Non-Equity Incentive			Under Equity Incentive Plan				Shares of	Securities	Base Price	Fair Value
		Plan Awards			Awards				Stock or	Underlying	of Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target		Maximum	Units	Options	Awards	and Option
Name	Date	($)	($)(1)	($)	(#)	(#)		(#)	(#)	(#)	($/Sh)	Awards

C. Stanley Bailey	1/22/08	N/A	$237,500	N/A	—	—		—	—	—	—	—
C. Marvin Scott	1/22/08	N/A	$185,000	N/A	—	—		—	—	—	—	—
Rick D. Gardner	1/22/08	N/A	$160,000	N/A	—	—		—	—	—	—	—
James A. White	10/22/08	—	—	—	N/A	25,000	(2)	N/A	—	—	$5.41	$50,347
William Caughran	1/22/08	N/A	$70,000	N/A	—	2,125	(3)	—	—	—	—	$39,440
	7/23/08	—	—	—	N/A	2,750	(2)	N/A	—	—	$10.14	$10,380
Mark A. Tarnakow	1/22/08	N/A	$84,000	N/A	—	1,700	(3)	—	—	—	—	$31,552
	7/23/08	—	—	—	N/A	2,750	(2)	N/A	—	—	$10.14	$10,380

(1)	Amounts represent target awards under the 2008 Management Incentive Compensation Plan, which equal a specified percentage of base salary. The plan does not have threshold or maximum amounts. Plan awards of up to 125% of target could be paid for extraordinary performance and amounts significantly below target could be awarded for less than adequate performance. Actual cash payments made in 2009 for 2008 are shown in the summary compensation table and are below the targets.

(2)	The number of shares of Superior Bancorp common stock which may be acquired pursuant to the exercise of stock options granted during 2008.

(3)	The number of shares of restricted stock awarded in 2008 in lieu of payments under the Management Incentive Compensation Plan for 2007. The restricted stock vests over a two-year period except that Mr. Tarnakow’s restricted stock was fully vested upon his termination of employment with Superior Bancorp.

Employment Agreements

C. Stanley Bailey.  Mr. Bailey and Superior Bancorp entered into an Employment Agreement dated January 24, 2005, which was replaced by an Amended and Restated Employment Agreement dated December 29, 2008. The amended agreement retained all of the provisions of the original agreement except for changes which Superior Bancorp was advised were required in order to comply with Section 409A of the Code. Superior Bancorp agreed to employ Mr. Bailey as Chairman and Chief Executive Officer of Superior Bancorp and Superior Bank for a three-year term which automatically renews for successive one-year extensions on January 31 of each year unless either party gives the other 30 days’ prior written notice of nonrenewal. Mr. Bailey is entitled to an annual base salary of no less than $400,000 and an annual target bonus of 50% of his base salary, subject to the achievement of agreed-upon performance goals. Mr. Bailey is also entitled to participate in other bonus or long-term incentive plans applicable to similarly situated executive officers, and to participate in such insurance, medical and other employee benefit plans as may be provided to such executive officers. Superior Bancorp is also required to provide Mr. Bailey with certain other benefits, including a term life insurance policy in the amount of at least $1 million, an automobile and customary automobile-related benefits, and initiation fees, dues and assessments for approved club memberships. Mr. Bailey may not engage in various activities competitive with Superior Bancorp’s business during the term of his employment and for one year after Mr. Bailey ceases to be employed by Superior Bancorp.

C. Marvin Scott and Rick D. Gardner.  Mr. Scott and Mr. Gardner have entered into employment agreements with Superior Bancorp, which were amended on December 29, 2008 to comply with Code Section 409A, providing for terms substantially identical to those described above with respect to Mr. Bailey, except that (a) Mr. Scott’s base salary is to be no less than $300,000 and Mr. Gardner’s base salary is to be no less than $250,000; and (b) Superior Bancorp is obligated to provide term life insurance policies to Mr. Scott in the amount of $750,000 and to Mr. Gardner in the amount of $600,000. Mr. Scott and Mr. Gardner are to serve as President and Chief Operating Officer, respectively, and as members of the boards of directors of Superior Bancorp and Superior Bank.

Stock Option Grants to Messrs. Bailey, Scott and Gardner.  As required by their respective employment agreements, Superior Bancorp granted as of January 24, 2005, options to acquire 177,992 shares of common stock to Mr. Bailey, 88,996 shares to Mr. Scott, and 88,996 shares to Mr. Gardner, each at an exercise price of $32.68 per share, the market price on the date of grant (share numbers and exercise price have been adjusted to reflect the effects of a 1-for-4 reverse stock split in 2008). The options have a ten-year term. Such options were subject to a vesting schedule, but are currently fully vested.

James A. White.  Superior Bancorp and Mr. White are parties to an Agreement dated September 8, 2008 which provides that Mr. White will be employed by Superior Bancorp until September 8, 2011. Mr. White is entitled to (i) receive a base salary of $275,000, subject to review, (ii) participate in bonus and incentive compensation plans on the same basis as other executive officers of Superior Bancorp, and (iii) receive an automobile allowance. The agreement also provides that Mr. White will be provided with temporary housing for up to 12 months, will be reimbursed for reasonable moving expenses, and will be paid a relocation bonus of $25,000, with one-half of such bonus to be paid upon initial employment and the remainder to be paid once Mr. White has purchased a residence in the Birmingham, Alabama, area. The agreement provides that management would recommend that Mr. White be granted options to purchase 25,000 shares of Superior Bancorp common stock. The Compensation Committee granted these options on October 22, 2008.

William H. Caughran.  In connection with the acquisition of Community Bancshares, Inc., Superior Bank entered into an agreement with Mr. Caughran dated August 31, 2006 which provides that Mr. Caughran will serve as the General Counsel of Superior Bancorp and Superior Bank. In accordance with the terms of the agreement, Mr. Caughran was paid a bonus of $215,099 in November 2007. No other benefits are due to Mr. Caughran pursuant to that agreement.

The provisions of each of these agreements relating to termination of the individual’s employment are discussed below under the caption “Potential Payouts Upon Termination of Employment or Change in Control of Superior Bancorp.”

Outstanding Equity Awards at Year End 2008.

The following table provides information with respect to equity awards held by the named executive officers at December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan
											Awards:
									Equity		Market or
									Incentive		Payout
				Equity					Plan		Value
				Incentive					Awards:		of
				Plan				Market	Number of		Unearned
				Awards:			Number	Value of	Unearned		Shares,
	Number of	Number of		Number of			of Shares	Shares or	Shares,		Units or
	Securities	Securities		Securities			or Units	Units of	Units or		Other
	Underlying	Underlying		Underlying			of Stock	Stock	Other		Rights
	Unexercised	Unexercised		Unexercised	Option		That	That	Rights		That Have
	Options (#)	Options (#)		Unearned	Exercise	Option	Have Not	Have Not	That Have		Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Not Vested		Vested
Name	(#)	(#)		(#)	($)	Date	(#)	(#)	(#)		($)

C. Stanley Bailey	177,992	—		—	$32.68	2015	—	—	—		—
C. Marvin Scott	88,996	—		—	$32.68	2015	—	—	—		—
Rick D. Gardner	88,996	—		—	$32.68	2015	—	—	—		—
James A. White	—	25,000	(1)	—	$5.41	2018	—	—	—		—
William Caughran	—	2,500	(2)	—	$39.96	2017	—	—	—		—
	—	2,750	(1)	—	$10.14	2018	—	—	—		—
	—	—		—	—	—	—	—	2,125	(3)	$6,736
Mark A. Tarnakow	—	12,500	(4)	—	$39.96	2017	—	—	—		—
	—	2,750	(4)	—	$10.14	2018	—	—	—		—

(1)	These options will vest upon the earlier of five years from the date of grant or (a) 50% vesting upon Superior Bancorp common stock reaching a per share market value price of $13.25 and (b) 50% vesting upon Superior Bancorp common stock reaching a per share market value price of $16.25.

(2)	These options will vest upon the earlier of five years from the date of grant or (a) 50% vesting upon Superior Bancorp common stock reaching a per share market value price of $48.00 and (b) 50% vesting upon Superior Bancorp common stock reaching a per share market value price of $56.00.

(3)	One-half of the number of shares of restricted stock vested on January 22, 2009 and the remainder will vest on January 22, 2010. The market value shown for the restricted stock is based on a closing price of $3.17 per share on December 31, 2008.

(4)	Pursuant to the terms of the option agreements, these options expired on January 22, 2009 as a result of Mr. Tarnakow’s termination of employment with Superior Bancorp.

Options Exercises and Vesting of Stock.

The following table provides information with respect to options exercised by the named executive officers or restricted stock vested for the named executive officers during 2008:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

C. Stanley Bailey	—	—	—	—
C. Marvin Scott	—	—	—	—
Rick D. Gardner	—	—	—	—
James A. White	—	—	—	—
William Caughran	—	—	—	—
Mark A. Tarnakow	—	—	1,700	$9,197

Pension Benefits

The following table provides information with respect to retirement benefits of the named executive officers pursuant to defined benefit plans and related supplemental executive retirement plans maintained by Superior Bancorp.

Pension Benefits

		Number of		Present Value
		Years of Credited		of Accumulated		Payments During
		Service		Benefit		Last Fiscal Year
Name	Plan Name	(#)		($)		($)

C. Stanley Bailey	—	—		—		—
C. Marvin Scott	—	—		—		—
Rick D. Gardner	—	—		—		—
James A. White	—	—		—		—
William Caughran	Community Bancshares, Inc. Revised Pension Plan	5	(1)	$55,425	(2)	—
Mark Tarnakow	—	—		—		—

(1)	Mr. Caughran’s years of credited service are less than his actual years of service because the Community Bancshares, Inc. Revised Pension Plan was frozen as of December 31, 2003 and accrual of credited service ceased at that time.

(2)	The key assumptions used in determining the present value of Mr. Caughran’s benefit are the same assumptions used to calculate the plan’s liabilities as disclosed in Note 20 to the consolidated financial statements of Superior Bancorp and its subsidiaries contained in Superior Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008.

Superior Bancorp became the sponsor of the Community Bancshares, Inc. Revised Pension Plan upon its merger with Community Bancshares in November 2006. The plan was frozen as of December 31, 2003 such that no new participants may enter the plan and no current participants may accrue any additional benefits under the plan. The amount of the retirement benefit for a participant is determined by the length of the participant’s credited service under the plan and his average monthly earnings for the five highest compensated, consecutive calendar years of the participant’s final ten consecutive calendar years of employment. Compensation covered by the plan is total compensation, including bonuses, overtime or other forms of extraordinary compensation, subject to the limitation on compensation imposed by Section 401(a)(17) of the Internal Revenue Code. The amount of compensation taken into account in determining a participant’s retirement benefits was also frozen as of December 31, 2003.

Nonqualified Deferred Compensation

None of the named executive officers participate in any deferred compensation plans.

Potential Payouts Upon Termination of Employment or Change in Control of Superior Bancorp

As discussed above under the caption “Employment Agreements,” each of Mr. Bailey, Mr. Scott, Mr. Gardner and Mr. White are parties to an employment agreement with Superior Bancorp. In addition, each of Mr. White and Mr. Caughran is a party to a change in control agreement with Superior Bancorp. The following paragraphs summarize the payments and benefits which would have been due to the named executive officers pursuant to the terms of their agreements if the employment of such officers had terminated on December 31, 2008. However, the following discussion does not take into account recent restrictions on certain payments to departing executives. See “Effects of Recent Legislation on Executive Compensation.”

Messrs. Bailey, Scott and Gardner.  If the employment of any of Mr. Bailey, Mr. Scott or Mr. Gardner is terminated other than for Cause (as defined) or as a result of his death or disability, or if any such executive terminates the agreement as a result of certain adverse changes in his functions, duties or responsibilities or of another material breach by Superior Bancorp of its obligations, the executive is entitled to continued compensation at the then-current rate (including bonus compensation) for the then-remaining term of the agreement, provided that the executive may elect to receive such payment in a lump sum discounted to present value using a 6% discount rate, and to the continuation of other benefits during such remaining term. If the executive’s employment is terminated as a result of his disability, he is entitled to continued compensation at his then-current rate (including bonus compensation) and the continuation of other benefits for one year. If the executive’s employment by Superior Bancorp is terminated within two years following a Change in Control (as defined), other than for Cause or as a result of his death, disability or retirement, or if the executive terminates such employment following the occurrence of specified events within two years after a Change in Control, the executive will be entitled to receive a lump sum payment equal to three times the sum of (i) his then-current base salary plus (ii) the target bonus he would have been entitled to receive, and he will be entitled to receive other benefits specified in the agreement. In addition, he will be entitled to a gross-up payment equal to the amount of any excise taxes imposed upon him as a result of such payments upon termination following a Change in Control.

If the employment of Mr. Bailey, Mr. Scott and Mr. Gardner had terminated as of December 31, 2008, other than for Cause, death or disability or following a Change in Control, Superior Bancorp would have been obligated to make payments of approximately $1,113,480 to Mr. Bailey; $867,348 to Mr. Scott; and $750,120 to Mr. Gardner, assuming each individual elected to be paid in a lump sum discounted to present value. Superior Bancorp would also be obligated to continue the executive’s participation in all benefit programs through January 24, 2010 at an approximate cost of $17,003 for Mr. Bailey, $17,093 for Mr. Scott, and $14,822 for Mr. Gardner and to transfer to each executive title to the company automobile assigned to the executive at an approximate cost of $25,333 for Mr. Bailey, $11,214 for Mr. Scott, and $9,881 for Mr. Gardner. The costs for continued benefits assume that there are no premium increases under the company’s insurance programs prior to January 24, 2011.

If the employment of Messrs. Bailey, Scott and Gardner had terminated as of December 31, 2008, following a Change in Control, Superior Bancorp or its successor would have been obligated to make payments of the following amounts: $2,343,750 to Mr. Bailey; $1,825,417 to Mr. Scott; and $1,577,500 to Mr. Gardner. Additional gross-up payments would also be made under the terms of the agreements. Superior Bancorp or its successor would also be obligated until December 31, 2011 to provide each executive with life insurance, medical insurance, dental insurance and accident and disability insurance substantially equivalent to what executive received prior to the termination of his employment at an approximate cost of $25,505 for Mr. Bailey, $25,639 for Mr. Scott and $22,232 for Mr. Gardner and to transfer to each executive title to the company automobile assigned to the executive at an approximate cost of $25,333 for Mr. Bailey, $11,214 for Mr. Scott, and $9,881 for Mr. Gardner. The costs for continued benefits assume that there are no premium increases under the company’s insurance programs prior to December 31, 2011.

Mr. White.  Pursuant to the terms of his employment agreement, if Superior Bancorp had terminated Mr. White’s employment on December 31, 2008 for any reason other than Cause (as defined in the agreement) or if Mr. White had terminated his employment as a result of certain adverse changes in his functions, duties or responsibilities, Superior Bancorp would have been obligated to pay Mr. White $739,110, the amount of his base salary from the date of his termination of employment through September 8, 2011.

Pursuant to the terms of his change in control agreement, Mr. White would be entitled to certain benefits in the event that, following a Change in Control (as defined) of Superior Bancorp, his employment is terminated involuntarily without Cause (as defined) or voluntarily by Mr. White after a material diminution in his compensation, authority or duties or a material change in the geographic location at which he must perform services. The benefits to Mr. White would be entitled include a lump sum payment of 2.99 times his base salary and target bonus, immediate vesting of all unvested amounts under benefit plans, and continued participation in Superior Bancorp’s welfare benefit plans for three years. However, the change in control agreement provides for a reduction of payments and benefits necessary to avoid imposition of the excise tax under section 4999 of the Code.

If the employment of Mr. White had terminated as of December 31, 2008 following a Change in Control, Superior Bancorp or its successor would have been obligated to make payments and provide benefits to Mr. White, the present value of which would be approximately $929,775. In addition, Mr. White would have become vested in options to purchase 25,000 shares of Superior Bancorp common stock at a cost to Superior Bancorp of $46,047. Superior Bancorp would also incur expenses of $17,321 in connection with continuing certain welfare insurance benefits for Mr. White for three years. The cost for continued welfare insurance benefits assumes that there are no premium increases under the company’s insurance programs.

Mr. Caughran.  Mr. Caughran’s change in control agreement provides for benefits similar to those described above for Mr. White, except that Mr. Caughran’s lump sum payment is equal to 1.5 times his base salary and target bonus, and his participation in the company’s insurance programs is for eighteen months. If the employment of Mr. Caughran had terminated as of December 31, 2008 following a Change in Control, Superior Bancorp or its successor would have been obligated to pay Mr. Caughran $428,000. In addition, Mr. Caughran would have become vested in options to purchase 5,250 shares of Superior Bancorp common stock at a cost to Superior Bancorp of $24,161. Superior Bancorp would also incur expenses of $855 in connection with continuing certain welfare insurance benefits for Mr. White for eighteen months. The cost for continued welfare insurance benefits assumes that there are no premium increases under the company’s insurance programs.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2008, relating to our equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted in the future.

			Number of Shares
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))
	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders(1)	457,897	$27.00	217,302
Equity Compensation Plans not Approved by Security Holders(2)	391,025	$33.39	53,011
Total	848,922	$29.94	270,313

(1)	Excludes 78,507 shares of restricted stock granted under the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation.

(2)	Includes options covering (a) 390,735 shares issued to Messrs. Bailey, Scott and Gardner and three other management employees in connection with their employment agreements, (b) 53,011 shares reserved for issuance to other new management hires, and (c) 290 shares authorized and issued under the Commerce Bank of Alabama Stock Option Plan, which we assumed in the merger with Commerce Bank of Alabama in November 1998. We do not intend to grant any additional options under this plan.

2008 Incentive Compensation Plan.  The purpose of the Superior Bancorp 2008 Incentive Compensation Plan is to promote the success and enhance the value of Superior Bancorp by linking the personal interests of its directors, officers and employees to those of the company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the company’s stockholders. The plan is further intended to provide flexibility to the company in its ability to motivate, attract, and retain the services of directors, officers and employees upon whose judgment, interest, and special effort the successful conduct of the company’s operation is largely dependent. The plan authorizes the grant of incentive stock options, nonqualified stock options and other awards, including stock appreciation rights, restricted stock and performance shares. The plan covers 300,000 shares of our common stock. As of December 31, 2008, the Compensation Committee has granted options to purchase 108,250 shares of our common stock which remain outstanding. Those shares may be, in whole or in part, authorized but unissued shares or issued shares that we have reacquired.

Our Compensation Committee, which administers the Superior Bancorp 2008 Incentive Compensation Plan, may grant options or other awards to employees, officers and directors of Superior Bancorp and its affiliates. The Compensation Committee, subject to the approval of the board of directors and the provisions of the plan, has full power to determine the types of awards to be granted, to select the individuals to whom awards will be granted, to fix the number of shares that each grantee may purchase, to set the terms and conditions of each award, and to determine all other matters relating to the plan.

Third Amended and Restated 1998 Stock Incentive Plan.  Superior Bancorp maintains the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation, but does not intend to make any additional awards under this plan. The plan authorizes the grant of incentive stock options, nonqualified stock options and other awards, including stock appreciation rights, restricted stock and performance shares. As of December 31, 2008, the Compensation Committee has granted options to purchase 349,647 shares of our common stock which remain outstanding and restricted stock awards covering 66,183 shares of our common stock which remain outstanding.

The Commerce Bank of Alabama Stock Incentive Compensation Plan.  We assumed the Commerce Bank of Alabama Incentive Compensation Plan in our acquisition of Commerce Bank of Alabama on November 6, 1998. This plan authorized the grant of incentive and nonqualified options to purchase common stock of Superior Bancorp. As of December 31, 2008, there were options outstanding under this plan to purchase 290 shares of common stock. We have not granted and do not intend to grant any additional options under this plan.

Management Matters

There are no arrangements or understandings known to us between any of our directors, nominees for director or executive officers and any other person pursuant to which any such person was or is to be nominated or elected as a director or an executive officer except as otherwise disclosed herein. The employment agreements for Mr. Bailey, Mr. Scott and Mr. Gardner provide that they will be nominated to serve as directors of Superior Bancorp.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee comprises Messrs. Link, Lee and Metz. None of the members of the Compensation Committee is a former or current officer or employee of Superior Bancorp or any of its subsidiaries.

Certain Transactions and Relationships

Superior Bancorp has a written policy concerning transactions with its directors and their family members. The policy provides that neither Superior Bancorp nor its subsidiaries will make payments to, or for the benefit of, any non-employee director or his family members totaling more than $60,000 per year in direct compensation, other than board or committee fees and payments to family members who are non-executive employees of Superior Bancorp or its subsidiaries. The policy also provides that Superior Bancorp will meet or exceed the requirements of the NASDAQ Stock Market with respect to director independence. The NASDAQ Stock Market requirements provide that a director will not be considered independent if such director (or an immediate family member of such director) has received more than $120,000 in direct compensation during any twelve-month period within the last three years. The policy does not prohibit business relationships between Superior Bancorp or its subsidiaries and business entities affiliated with its directors except to the extent that such relationships would cause less than a majority of Superior Bancorp’s directors to be independent under NASDAQ rules.

Superior Bancorp and Superior Bank have entered into transactions with certain directors or officers of Superior Bancorp or their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management involve more than normal credit risk or present other unfavorable features.

Superior Bancorp regularly monitors its business dealings and those of its directors and executive officers to determine whether any existing or proposed transactions would require proxy disclosure under Exchange Act guidelines. Pursuant to such reviews, Superior Bancorp is disclosing the following transactions.

The Mailon Kent Insurance Agency received commissions of approximately $197,184 from the sale of insurance to Superior Bancorp during 2008. James Mailon Kent, Jr., a director of Superior Bancorp, is the owner of the Mailon Kent Insurance Agency.

On July 24, 2007, Superior Bank sold a branch office building in Huntsville, Alabama to a limited liability company, of which Peter Lowe, a director of Superior Bancorp, is a member, for $3,000,000. The limited liability company then leased the building back to Superior Bank. The initial term of the lease is 14 years and may be renewed, at Superior Bank’s option, for three additional terms of five years each. The amount of the monthly lease payments to be made by Superior Bank is $19,500 for the first year of the lease and increases annually until it reaches $26,881 per month in year 14. Rent for the renewal terms is to be determined based on appraisals of the property.

On January 30, 2008, Superior Bank entered into agreements with a limited liability company, of which Mr. Lowe is a member, pursuant to which the limited liability company purchased office buildings located in Albertville and Athens, Alabama for a total of $4,250,000. The limited liability company then leased the building back to Superior Bank. The initial term of each lease is 13 years and each lease may be renewed, at Superior Bank’s option, for two additional terms of five years each. The amount of the monthly lease payments to be made by Superior Bank in the first year is $13,240 for the Albertville office and $14,208 for the Athens office. These amounts increase annually until the monthly lease payments reach $17,393 for the Albertville office and $18,666 for the Athens office in year 13. Rent for the renewal terms is to be determined based on appraisals of the properties.

During 2008 the total amount of rent paid by Superior Bank pursuant to the leases described above was $539,511.

On June 27, 2008, Superior Bank entered into a lease with a limited liability company of which Robert R. Parrish, Jr,, a director of Superior Bancorp, is a member. The initial term of the lease is 10 years commencing after a certificate of occupancy is received for the building. The lease may be renewed, at the Bank’s option, for two additional terms of five years each. The amount of the monthly lease payments to be made by the Bank is $21,221 for the first year of the lease and increases annually until it reaches $27,688 per month in year 10. Superior Bank did not make any payments pursuant to this lease during 2008.

Superior Bancorp believes that the foregoing transactions were made on terms and conditions reflective of arms’ length transactions.

PROPOSAL NUMBER TWO
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK

On January 29, 2008, our Board of Directors approved an amendment to Article IV, Section 4.1 of our Restated Certificate of Incorporation to increase the number of authorized shares of common stock of Superior Bancorp from 15 million to 20 million. Such approval by the Board is subject to the approval of such amendment by the holders of a majority of the outstanding shares of our common stock. A copy of the proposed amendment is attached to this Proxy Statement as Annex A.

Increase in Authorized Common Stock

The Board of Directors recommends that the stockholders approve the proposed amendment because it considers such amendment to be in the best long-term and short-term interests of Superior Bancorp, its stockholders and its other constituencies. The proposed increase in the number of authorized shares of common stock will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, stock incentive plans, acquisitions and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special stockholders’ meeting (except as may be required by applicable law or regulatory authorities or by the rules of the Nasdaq Global Market) will be beneficial to Superior Bancorp by providing it with the flexibility to consider and respond to future business opportunities and needs as they arise. The availability of such additional shares will also enable us to act promptly when the Board of Directors determines that the issuance of additional shares of common stock is advisable. It is possible that shares of common stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares currently outstanding.

We do not have any immediate plans, agreements, arrangements, commitments or understandings with respect to the issuance of any additional shares of our common stock that would be authorized upon approval of the proposed amendment. However, as described below, we have a relatively small number of authorized but unissued shares that are not already reserved for issuance, and if the proposed amendment is not approved, our flexibility to pursue potential future transactions or compensation arrangements involving our stock will be limited.

Under our Restated Certificate of Incorporation, we currently have authority to issue 15 million shares of common stock, par value $.001 per share, of which 10,074,999 shares were issued and outstanding as of December 31, 2008. In addition, as of such date, approximately (a) 217,302 shares were reserved for issuance under our incentive compensation plans, under which options to purchase a total of 457,897 shares were outstanding, and (b) approximately 2,923,792 shares were reserved for issuance pursuant to outstanding warrants. After giving effect to such reserved shares, approximately 1,326,010 shares were available for issuance on such date.

There are no preemptive rights with respect to our common stock.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 15 million to 20 million. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will be necessary for the approval of such amendment.

PROPOSAL NUMBER THREE
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as Superior Bancorp’s independent registered public accounting firm for the 2009 fiscal year. The Board of Directors recommends that the stockholders ratify the selection of Grant Thornton. In the event the selection is not ratified by a majority of votes represented at the Annual Meeting in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change in the middle of the current year, but the vote would be considered in connection with the engagement of independent auditors for 2010.

Grant Thornton also served as Superior Bancorp’s independent public accounting firm for the fiscal years ended December 31, 2008 and 2007. Management expects representatives from Grant Thornton to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Grant Thornton was originally engaged by the Audit Committee on August 10, 2007. During Superior Bancorp’s two most recent fiscal years and the subsequent interim periods preceding the engagement of Grant Thornton, Superior Bancorp did not consult with Grant Thornton regarding either (i) the application of accounting principles to a completed or proposed specified transaction or the type of audit opinion that might be rendered on Superior Bancorp’s financial statements, or (ii) any matter that was the subject of a disagreement with Superior Bancorp’s former accountants or a reportable event as described in Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K.

On August 10, 2007, the Audit Committee determined not to reengage Superior Bancorp’s previous independent public accounting firm, Carr, Riggs & Ingram, LLC (“Carr Riggs”). Carr Riggs’ reports on the Superior Bancorp’s financial statements for the preceding two years did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that Carr Riggs’ report dated March 16, 2006, that was included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which was filed with the Securities and Exchange Commission on March 16, 2006, expressed an opinion that Superior Bancorp and its subsidiaries had not maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. During Superior Bancorp’s two most recent fiscal years and the subsequent interim periods preceding Carr Riggs’ dismissal, there have been no disagreements with Carr Riggs on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Carr Riggs, would have caused Carr Riggs to make reference to the subject matter of the disagreements in connection with its reports on Superior Bancorp’s financial statements. Carr Riggs’ report dated March 16, 2007, that was included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the Securities and Exchange Commission on March 16, 2007, expressed an unqualified opinion on the effectiveness of the Company’s and subsidiaries’ internal control over financial reporting as of December 31, 2006.

Grant Thornton has advised Superior Bancorp that neither the firm nor any of its members has any relationship with Superior Bancorp or its subsidiary, Superior Bank, other than the usual relationship that exists between independent registered public accountants and clients.

Audit Fees

The aggregate fees (including reimbursable expenses) of Grant Thornton for professional services rendered for the audit of Superior Bancorp’s financial statements for the fiscal year ended December 31, 2008 and for the reviews of the financial statements for Superior Bancorp’s Quarterly Reports on Form 10-Q for 2008 were $355,740. The aggregate fees (including reimbursable expenses of Grant Thornton for professional services rendered for the audit of Superior Bancorp’s financial statements for the fiscal year ended December 31, 2007 and for the review of the financial statements for Superior Bancorp’s Quarterly Report on Form 10-Q for the third quarter of 2007 were $288,013.

Audit Related Fees

The aggregate “audit related fees” (including reimbursable expenses) of Grant Thornton for the fiscal years ended December 31, 2008 and 2007 were $68,297 and $60,000, respectively. Audit related fees primarily consist of fees relating to benefit plan audits.

Tax Fees

The aggregate tax fees paid to Grant Thornton for the fiscal years ended December 31, 2008 and 2007 were $67,992 and 58,000, respectively. Tax fees consist of services for tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed by Grant Thornton for all other services rendered to Superior Bancorp, other than services described above, were $6,300 and $0, respectively, for the fiscal years ended December 31, 2008 and 2007. The fees shown in this category relate solely to Superior Bancorp’s subscription to a database of accounting and banking information provided by Grant Thornton.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other services. The Audit Committee pre-approved all of the services for the audit fees described above. The Audit Committee regularly monitors the services provided by the independent auditors for both audit and non-audit services. None of the services described above were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Audit Committee has considered whether the provision of the services covered above is compatible with maintaining our external auditor’s independence and has concluded that it is.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of Grant Thornton, LLP as the independent registered public accounting firm of Superior Bancorp for the 2009 fiscal year. The affirmative vote of the holders of a majority of shares present in person or that are represented by proxy at the Annual Meeting will be necessary for the approval of this proposal.

REPORT OF THE AUDIT COMMITTEE (1)

The members of the Audit Committee are “independent directors”, as defined under NASDAQ Rule 4200, and meet the standards required by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Two members of the Audit Committee are “audit committee financial experts” under the Rules of the Securities and Exchange Commission. The Audit Committee oversees Superior Bancorp’s financial reporting process and internal controls on behalf of the Board of Directors and is responsible for the appointment, retention, oversight and compensation of the company’s independent auditors and the approval of services they perform. Management has the primary responsibility for establishing and maintaining systems of internal controls and for the preparation of the financial statements and other financial information included in Superior Bancorp’s Annual Report. In fulfilling its oversight responsibilities, the Audit Committee reviewed the consolidated financial statements with management, including a

(1) The information under this caption is not “soliciting material” or material “filed” with the SEC, except (a) as otherwise required by the rules of the SEC or (b) as we may specifically so request or specifically incorporate it by reference in a filing with the SEC.

discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles, generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Superior Bancorp’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. The Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed the independence of Grant Thornton with Grant Thornton.

The Audit Committee discussed with Superior Bancorp’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Superior Bancorp’s internal controls, and the overall quality of Superior Bancorp’s financial reporting.

Based on the Audit Committee’s discussions with management and the independent auditors, as described above, and upon its review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that Superior Bancorp’s audited consolidated financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

The foregoing report is submitted by the following directors of Superior Bancorp, comprising all of the members of the Audit Committee of the Board of Directors as of December 31, 2008.

Roger Barker, Chairman
Thomas E. Jernigan, Jr.
James C. White, Sr.

PROPOSAL NUMBER FOUR
ADVISORY VOTE ON COMPENSATION OF EXECUTIVE OFFICERS

In order to comply with the provisions of the American Recovery and Reinvestment Act of 2009, Superior Bancorp is submitting to its stockholders the compensation of its named executive officers as described above under the heading “Executive Compensation and Other Information” for an advisory vote. Although the vote of the stockholders will not be binding on the Board of Directors, the Compensation Committee will consider the results of this vote in determining future compensation levels of the named executive officers.

Superior Bancorp believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are strongly aligned with the long-term interests of its stockholders and are important in preserving the company’s ability to attract and retain highly qualified executives. In the current challenging economic conditions, the experience of Superior Bancorp’s management team is vital to the success of the company.

We encourage stockholders to carefully review the “Executive Compensation and Other Information” section of this Proxy Statement for detailed information about the compensation of our named executive officers.

Superior Bancorp’s Board of Directors has authorized that the following resolution be presented to the stockholders:

“Resolved, that the holders of Superior Bancorp common stock approve the overall compensation of Superior Bancorp’s executives named in the Summary of Cash and Certain Other Compensation Table of Superior Bancorp’s Proxy Statement for the 2009 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the Executive Compensation Tables and the related disclosure, as described in its Proxy Statement.”

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the resolution regarding compensation of the named executive officers. Approval of this proposal requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it.

STOCKHOLDER PROPOSALS FOR
NEXT ANNUAL MEETING OF STOCKHOLDERS

Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2010 annual meeting of stockholders must be received by us no later than the close of business on November 20, 2009. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder, the number of Superior Bancorp shares beneficially owned by the stockholder and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. You may also submit a proposal for presentation at the annual meeting of stockholders to be held in 2010, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by the close of business on February 3, 2010, then we will not address the proposal in our proxy statement relating to that meeting, and all proxies solicited and received by the Board of Directors will be deemed to have confirmed discretionary authority to vote on any such proposal. Any proposals should be sent to:

Superior Bancorp.
17 North 20th Street
Birmingham, Alabama 35203
Attention: Corporate Secretary

ANNUAL REPORTS

Upon receipt of a written request, Superior Bancorp will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K filed with the SEC under the Exchange Act for the year ended December 31, 2008. Such written requests should be directed to William H. Caughran, Secretary, Superior Bancorp., 17 North 20th Street, Birmingham, Alabama 35203. The Annual Report on Form 10-K is not a part of this Proxy Statement. The Annual Report on Form 10-K, together with this Proxy Statement and all SEC filings are available through www.superiorbank.com.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgments on such matters.

Please SIGN, DATE and RETURN the enclosed Proxy promptly.

By Order of the Board of Directors,

William H. Caughran
Secretary

Birmingham, Alabama
March 20, 2009

ANNEX A

PROPOSED AMENDMENT TO ARTICLE IV, SECTION 4.1 AND SECTION 4.4 OF
THE RESTATED CERTIFICATE OF INCORPORATION OF SUPERIOR BANCORP, AS
APPROVED BY THE BOARD OF DIRECTORS ON JANUARY 29, 2009

RESOLVED, that, subject to the approval by the affirmative vote of the holders of a majority of the issued and outstanding common stock of the Corporation at the 2009 Annual Meeting of Stockholders of the Corporation, the first paragraph of Article IV, Section 4.1 of the Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

Section 4.1  Authorization of Capital.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Twenty-Five Million (25,000,000) shares, comprising Twenty Million (20,000,000) shares of Common Stock, with a par value of $.001 per share, and Five Million (5,000,000) shares of Preferred Stock, with a par value of $.001 per share, as the Board of Directors may decide to issue pursuant to Section 4.3, which constitutes a total authorized capital of all classes of capital stock of Twenty Thousand Dollars ($25,000.00).

A-1

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 2009

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL

https://www. proxyvotenow.com/supr	1-866-388-1533

Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the Annual Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to create an electronic voting form.
	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.	Mark, sign and date this proxy card and return it in the postage-paid envelope provided.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS: If you would like to reduce the cost incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via the Internet. To sign up for electronic delivery, please follow the preceding instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
The undersigned hereby appoints C. Stanley Bailey and C. Marvin Scott, either one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys-in-fact and Proxies of the undersigned to vote all shares of common stock of Superior Bancorp which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders to be held at 10:00 a.m. Central Daylight Time on Wednesday, April 22, 2009, at Superior Bancorp’s principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, and at any and all adjournments thereof:
1.	ELECTION OF DIRECTORS. To elect as directors for a term expiring at the 2009 Annual Meeting of Stockholders the following individuals:

C. Stanley Bailey	James Mailon Kent, Jr.	John C. Metz	Charles W. Roberts, III
Roger D. Barker	Mark A. Lee	D. Dewey Mitchell	C. Marvin Scott
Rick D. Gardner	Peter L. Lowe	Robert R. Parrish, Jr.	James C. White, Sr.
Thomas E. Jernigan, Jr.

☐	FOR all of the nominees except as marked in the space below	☐	WITHHOLD AUTHORITY as to all nominees
INSTRUCTIONS: To withhold vote for any individual(s) nominated as Directors in Item 1 above write names below:
(Continued and to be signed on other side)
(Continued from other side)

2.	AMENDMENT TO INCREASE AUTHORIZED CAPITAL STOCK. To amend Superior Bancorp’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock to from 15 million shares to 20 million shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To approve the selection of Grant Thornton LLP as Superior Bancorp’s independent auditors for the 2009 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	APPROVAL OF AN ADVISORY PROPOSAL ON THE COMPENSATION OF EXECUTIVE OFFICERS. To adopt a non-binding resolution approving the compensation of executive officers as set forth in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND FOR ALL PROPOSALS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES AND FOR ALL PROPOSALS.

Dated: , 2009

(Print Name)

(Signature of Stockholder(s)

PLEASE DATE, SIGN AND RETURN THIS PROXY TO SUPERIOR BANCORP IN THE ENCLOSED ENVELOPE. THANK YOU.